Exhibit 10.3

WRAPAROUND PROMISSORY NOTE

$1,100,000.00	January 5, 2005 Memphis, Tennessee

FOR VALUE RECEIVED, the undersigned Maker, hereby promises to pay to the order of VCG REAL ESTATE HOLDINGS, INC., a Colorado corporation, (hereinafter “Lender”), or the subsequent holder hereof, the principal sum of ONE MILLION ONE HUNDRED THOUSAND AND 00/100 ($1,100,000.00) DOLLARS, with interest from the date hereof until paid at the rate per annum hereinafter stipulated, principal and interest to be due and payable as follows:

a.	The outstanding principal of this Note shall bear interest from the date hereof based on a rate of 7% per annum.

b.	On the principal sum of Six Hundred Thousand and 00/100 ($600,000.00) (“First Debt”), Maker shall pay installments of principal and interest in the amount of $6,966.51 commencing on the 5th day of February, 2005, and shall continue to be payable on the 5th day of each month thereafter, until the 5th day of July, 2005, at which time the entire outstanding principal balance on said $600,000.00 and all accrued but unpaid interest due thereon shall be paid.

c.	On the principal sum of Five Hundred Thousand and 00/100 ($500,000.00) (“Second Debt”), Maker shall pay installments of principal and interest in the amount of $3,326.51 commencing on the 5th day of February, 2005, and shall continue to be payable on the 5th day of each month thereafter, until the 5th day of January, 2010, at which time the entire outstanding principal balance on said $500,000.00 and all accrued but unpaid interest due thereon shall be paid.

d.	The aforesaid installment payments are to be applied first to interest at the rate as aforesaid on the principal sum, or so much thereof as shall from time to time remain unpaid, and the balance of each installment shall be applied on account of principal.

e.	All installments of principal and interest of this Note, if not paid within ten (10) days after the due date, shall include a late payment charge equal to five (5%) percent of the amount of the delinquent installment. It is agreed the late payment charge is reasonable compensation as liquidated damages to compensate the holder of this Note for the damages for the loss of use of money, the frustration of the holder’s meeting its financial obligations, and expenses associated with such late payment, all of which are difficult to ascertain; provided, however, that neither the right of the holder to receive such late charge nor the claiming or receiving of such late charge shall in any way delay or prevent the holder’s exercising its rights or remedies for Maker’s default.

This Note is a “Wraparound Note”, i.e., a portion of the principal amount of this Note is represented by the unpaid balance of that certain Note or other contractual obligations (the “Underlying Note”) as follows:

Note	dated July 16, 2003, executed by VCG Real Estate Holdings, Inc., made payable to Community Banks of Colorado, in the original principal amount of $824,000.00, and having an unpaid principal balance as of January 5, 2005 of $735,174.66.

All payments under this Note are payable in lawful money of the United States of America which shall be legal tender for the payment of debts, public and private, at the time of payment. The Maker shall pay the installments of principal and interest due under this Note to Lender at 1601 W. Evans Avenue, #200, Denver, Colorado 80223, or such other place as is designated by Lender. The Lender in turn (a) will use a portion of such installments as paid to pay the installments of principal and interest evidenced by the Underlying Note directly to the holder thereof in the manner provided in the Underlying Note as the same become due and payable; (b) will apply the balance, if any, of said payment to this Note; (c) will pay the principal balance and accrued interest of the Underlying Note when it matures by prepayment, acceleration or on its scheduled maturity date, and will furnish evidence of payment to the Maker at or prior to the date of maturity; and (d) will thereafter apply the principal balance and accrued interest thereon to this Note in accordance with the terms hereof.

If an event of default shall have occurred under the Underlying Note not cured prior to the expiration of any grace period by Lender, the Maker may, but is not obligated to, make any payment directly to the holder of the Underlying Note, or perform any act required under the Underlying Note, in any form and manner deemed expedient by Maker, including full or partial payments of principal or interest on the Underlying Note and the purchase, discharge, compromise or settlement of the Underlying Note. In such event, Maker shall be allowed to deduct such payments to said holder of the Underlying Note from the amounts due Lender.

The references contained in this Note to the obligation of the Maker or to the Lender or holder hereof to pay any sum or sums owing on the Underlying Note shall not constitute an assumption of a personal liability for any such payment.

The Maker may prepay, in whole, the unpaid balance of principal and interest owing on this Note, without penalty or prepayment charge, in which event this Note shall be deemed paid in full and discharged and the Lender or holder hereof shall return the original hereof to Maker on receipt of said payment and Deed of Trust to be released. A partial payment of the unpaid principal balance may be made, and if a partial prepayment is made, there shall be no changes in the due date or in the amount of the monthly payment unless agreed to in writing by Lender.

At the option of Lender or the holder of this Note, the unpaid principal balance and all accrued but unpaid interest and penalties provided for in the Underlying Note shall become immediately due and payable, without notice or demand, upon the occurrence at any time of any of the following events continuing uncured after expiration of any grace period and notice provided in said Wraparound Deed of Trust:

1.	Failure to make any payment of principal and/or interest within ten (10) days after notice that the same becomes due and payable hereunder, but has not been paid when due and payable.

2.

Failure of prompt and complete performance and observance of any other covenant, agreement or obligation of the Maker contained herein or contained in the Wraparound Deed of Trust given as security for this Note or any other loan documents, within ten (10) days after written notice shall have been given to Maker by Lender or the holder of this Note specifying such failure (or failure by Maker within a thirty (30) day period to take reasonable steps to cure any nonmonetary default which reasonably could not be cured within such time period).

3.	The making of an assignment for the benefit of creditors by any entity liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise, or the appointment of a receiver for all or substantially all of any such entity’s property or the filing by any such entity of a petition in bankruptcy or other similar proceeding under law for relief of debtors.

4.	The filing against any entity liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise, of a petition in bankruptcy or other similar proceeding under law for relief of debtors, and such petition is not vacated or discharged within sixty (60) calendar days after the filing thereof.

5.	Default in the payment or performance of any obligations due under that certain Promissory Note secured by Deed of Trust of even date herewith executed by Charles G. Westlund, Jr. in favor of Tennessee Restaurant Concepts, Inc., evidencing and securing an indebtedness of $100,000.00.

The indebtedness evidenced by this Note is secured by a Wraparound Deed of Trust, dated the date hereof, on property in Shelby County, Tennessee (“Wraparound Deed of Trust”).

Upon failure to pay any installment of principal and/or interest of this Note within ten (10) days after the due date in accordance with the terms hereof (or upon thirty (30) days after notice to cure any nonmonetary default which reasonably could not be cured within such ten day time period), or upon default in any other provision of this Note, the Wraparound Deed of Trust or the other documents securing this Note, which is not cured within the time, if any, provided in said documents, then all unpaid principal and accrued interest thereon shall at once become due and payable, at the option of the holder. Said option shall continue until all such defaults have been cured. The unpaid principal shall bear interest after maturity, whether by acceleration or otherwise, at the highest written contract rate of interest then allowed by law.

If this Note is placed in the hands of an attorney for collection by suit, foreclosure of any security, or otherwise, or to enforce or protect the security for its payment, or to enforce any other rights or remedies of the holder under this Note or the documents securing this Note, Maker will pay, on demand, all costs of collection, enforcement, protection and litigation together with reasonable attorney’s fees. On demand, the Maker and all obligors agree to pay reasonable attorney’s fees and related expenses the holder incurs in (a) collecting or attempting to collect the indebtedness evidenced by this Note; (b) enforcing the Wraparound Deed of Trust or other instrument evidencing or securing this Note; (c) protecting the collateral encumbered by the Wraparound Deed of Trust or other instrument securing this Note; or (d) defending or asserting the holder’s right in the collateral.

Except as otherwise provided herein, the Maker and any endorsers and guarantors severally waive presentment, protest and demand, notice of protest and demand and of the dishonor and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without limit as to the number of such extensions, or the period or periods thereof, without in any way affecting the liability of the Maker and endorsers and guarantors hereof.

This Note and the documents securing this Note are subject to the express condition that at no time shall Maker be obligated or required to pay interest on principal at a rate which can subject the holder of this Note to either civil or criminal liability as a result of such interest being in excess of the maximum rate of interest which the Maker is permitted by law to pay or which the holder of this Note is permitted by law to receive. If Maker is at any time required or obligated to pay interest on principal at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal. There is no intent to evade applicable usury laws.

This Note shall be construed according to the laws of the State of Tennessee. Time is of the essence with respect to Maker’s performance of its obligations under this Note.

This Note may not be amended except by an agreement in writing executed by Maker and the holder of this Note. No provision hereof may be waived except by an agreement in writing executed by the party against which the waiver is asserted.

The rights and remedies of the holder under this Note, said Wraparound Deed of Trust and the other documents securing this Note, are cumulative and not mutually exclusive and may be invoked and exercised as often as a default occurs, in any order determined by the holder without in any way waiving any past, present or future default. Failure of holder to exercise a right or remedy or any indulgence which may be granted from time to time by holder shall not be deemed a waiver of any right or remedy.

If any provision of this Note is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall in no way affect the other provisions of this Note, which shall be enforced to the full extent permitted by law.

This Note shall be binding upon the successors and assigns, heirs and representatives of Maker and shall inure to the benefit of the successors and assigns of Lender.

TENNESSEE ENTERTAINMENT CONCEPTS, INC. a Tennessee corporation

By:	/s/ Charles G. Westlund, Jr.
Charles G. Westlund, Jr.
Title:	President